# MASTER SERVICE AGREEMENT
# FOR BUYERS AND SELLERS

This Master Service Agreement for Buyers and Sellers together with any Buyer Addendum or Seller Addendum (the "**Addendum**") (collectively the "**Agreement**"), governs your access to and use of engageBDR, LLC's products and services as described below, and constitutes a binding legal agreement between engageBDR, LLC, a California limited liability company located at 9220 Sunset Blvd, Suite 100, West Hollywood, CA 90069 ("**Engage**") and **You**, the Buyer and/or Seller. This Agreement is effective ("**Effective Date**") as of the date it is signed by You as evidenced by Your dated signature at the bottom of the Agreement. If no date is indicated, this Agreement goes into effect on the date Engage receives the Agreement signed by You.

Engage provides use of its proprietary trading technology platform for advertisements, and related software and services through which sellers of advertising inventory may specify one or more advertising opportunities and make each such opportunity available for buyers to purchase placements for display of their advertisements

1. **Definitions.**
   a. **"Ad(s) or Advertisements"** means advertisement or other content including text, in-text, graphical, audio, video or other promotional activity provided by Buyers.
   b. **"Bid"** means the maximum amount a registered Buyer on the Engage Platform is willing to pay for Placement of Buyer's Ad on Seller's Inventory.
   c. **"Buyer"** also known as advertiser or demand partner, shall mean Buyer, or any entity or person (including direct advertisers, agencies, ad networks, ad exchanges, and ad servers) that has contracted with Buyer to purchase, or to have Buyer purchase on its behalf, Seller's Inventory for the purpose of displaying or delivering Advertisements.
   d. **"Buyer Tags"** means scripts provided by Buyer to Engage that are designed to be inserted into the code of the Inventory, which scripts communicate with servers and request transmission from those servers of Ads.
   e. **"Engage Platform"** means the proprietary trading technology platform, and related software and services, that allows for the targeted delivery of Ads on Seller's Inventory
   f. **"Impression"** means an instance of a delivery of an Ad to a Seller's inventory which complies with Engage's Advertising and Inventory Policies.
   g. **"Intellectual Property Rights"** means copyright, trademark, patent, trade secret, moral right, privacy right, right of publicity, or any other intellectual property or proprietary right.
   h. **"Inventory"** means the websites, mobile websites, applications, mobile applications, players, games, portals, devices or device applications through which Seller is authorized to display Ads.
   i. **"Placement(s)"** means advertising opportunities offered on Seller's Inventory.
   j. **"Seller"** also known as publisher or supply partner, shall mean Seller, or any entity or person that has contracted with Seller to offer Inventory for Placement of Ads.

2. **Registration.** To access and utilize the Services You may be required to complete the registration process to create an Engage account ("**Account**") by providing current, complete and accurate information as prompted by the registration form. You are responsible for any activities or actions under your Account, whether or not You have authorized such activities or actions, and You must promptly notify Engage of any unauthorized use of your Account. Engage will attribute all direction received from Account as authorized by You.

3. **Use of Engage Services.** Subject to the terms and conditions of this Agreement and any policies established by Engage, Engage hereby makes available to Buyers and Sellers access

to the Engage Platform and other services that may be provided in relation to this Agreement (collectively referred to as **"Services"**). Buyers and Sellers are hereby granted a limited, non-exclusive, non-transferable, revocable license (without any right to sublicense) during the Term of the Agreement to use the Services for your own internal use and solely for the purposes identified in the Agreement. In accessing Services, You may not (or authorize or encourage any third party to): (i) reverse engineer, decompile or disassemble any software components used to provide the Services, create any derivative works of the Engage Platform, or use the Services to compete with Engage in any way; (ii) use the Services in a manner that: (a) violates any applicable government laws, rules or regulations, any third party's proprietary or privacy rights, or any Engage Policies, or (b) is deceptive, unethical, false or misleading; (iii) interfere or attempt to interfere with the proper working of the Engage Platform; or (iv) disseminate any malware, viruses, or other destructive code to the Engage Platform.

4. **Advertising and Inventory Policies.** All Ads and Inventory must comply with the policies found in Engage's Buyer Addendum and Seller Addendum, respectively, found at: http://engagebdr.com/terms/EngageBDR_Buyer_Addendum_December_2015.pdf and http://engagebdr.com/terms/EngageBDR_Seller_Addendum_December_2015.pdf. These Policies are incorporated into and are a part of each transaction You enter into through the Engage Platform as a Buyer and/or Seller. Engage reserves the right to modify and supplement the Policies at any time, and your continued use of the Services following the posting of such changes to the Policies will constitute your acceptance of any such changes. Each Buyer and Seller is solely responsible for all information and content (collectively **"User Content"**) uploaded to or through, or that are served using, the Services. Each Buyer and Seller must ensure the quality, accuracy, legality and appropriateness of all User Content. Engage will not be liable for any loss or damages incurred by Buyer, Seller or third parties occurring as a result of User Content.

5. **Fulfillment of Winning Bids.** In the event that Buyer's Bid wins the auction as the highest bidder, an Advertisement shall be delivered to the applicable inventory, all in accordance with the winning Bid. The price payable by Buyer for the Ad served shall be calculated in accordance with an auction, where the price payable shall be an amount equal to the greater of the second highest bid or Seller-established floor price, plus $0.01. Absent written agreement to the contrary, Engage makes no guarantees as to the pricing of any Inventory. Engage or Sellers may impose pricing floors or other limits on Inventory pricing. Engage will track the number of impressions, inquiries, conversions, clicks, offers, installations, or other actions taken by third parties in connection with Ad, and all payment will be based on such measurements, which shall be final.

6. **Ownership.** No licenses to any Intellectual Property Rights of Engage are granted or shall be implied hereunder except to the extent necessary for the fulfillment of the purposes of this Agreement set forth herein. All Parties to this Agreement acknowledges that Engage owns all right, title and interest in and to, and all Intellectual Property Rights embodied in, the Engage Platform and Services, materials and other Engage proprietary information and technology used by Engage and its affiliates, including future developments and enhancements, made available in connection with the Services. Any feedback, comments, or suggestions You provide regarding the Services are entirely voluntary, and Engage will be free to use, disclose, reproduce, and exploit feedback, comments or suggestions as it sees fit. The Parties to this Agreement acknowledge and agree that Engage reserves the right, in its sole discretion and without incurring any liability to change, update or modify the Services at any time.

**7. Term and Termination.**

**7.1. Term and Termination of Agreement.** This Agreement shall start on the Effective Date and remain in effect until terminated under this Section (the "Term"). A party may terminate

this Agreement for any reason or no reason upon sixty (60) days prior written notice to the other party of intent to terminate.

Any party may terminate this Agreement effective immediately if the other party is in material breach of any obligation, representation or warranty hereunder and fails to cure such material breach (if capable of cure) within 30 days after receiving notice of the breach from the non-breaching party. A party may terminate immediately upon notice at any time if: (a) a party to this Agreement files a petition for bankruptcy or is adjudicated as bankrupt; (b) a petition in bankruptcy is filed against a party and such petition is not removed or resolved within 60 calendar days; (c) a party to this Agreement makes an assignment for the benefit of its creditors or an arrangement for its creditors pursuant to bankruptcy law; (d) a party discontinues its business; (e) a receiver is appointed over all or substantially all of a party's assets or business; or (f) a party is dissolved or liquidated.

**7.2. Termination by Engage.** In addition to the foregoing, and notwithstanding anything to the contrary herein, Engage may, in its sole discretion, deny as to any Buyer or Seller the use of the Services for cause including, but not limited to violation of the terms and conditions set forth in this Agreement.

## 8. Warranties and Representations

**8.1.** Each party to this Agreement represents and warrants that: (i) it has all necessary rights and authority to enter into and to perform its obligations hereunder, and that its signatory is fully authorized to agree to these terms; (ii) it will conduct its business and fulfill its obligations hereunder in compliance with its published privacy and other policies and with all applicable laws, rules and regulations.

**8.2. Disclaimer of Warranties.** ENGAGE MAKES NO REPRESENTATIONS, WARRANTIES OR CONDITIONS OF ANY KIND REGARDING THE SERVICES, AND EXCEPT AS EXPLICITLY PROVIDED HEREIN, ENGAGE HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS, WARRANTIES AND CONDITIONS, EXPRESS OR IMPLIED, WHETHER STATUTORY OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, UNINTERRUPTED OR ERROR FREE OPERATION, QUALITY, ACCESSIBILITY, NON-INFRINGEMENT OR THOSE ARISING OUT OF A COURSE OF DEALING OR USAGE OF TRADE. SERVICES ARE PROVIDED ON AN "AS IS" AND "AS AVAILABLE" BASIS. THE SERVICES AND ENGAGE PLATFORM MAY BE INACCESSIBLE, UNAVAILABLE OR INOPERABLE FOR ANY REASON FROM TIME TO TIME. FURTHERMORE ENGAGE DOES NOT REPRESENT OR WARRANT THAT THE SERVICES AND ENGAGE PLATFORM WILL OPERATE SECURELY, ERROR-FREE OR WITHOUT INTERRUPTION.

WITHOUT LIMITING THE FOREGOING, ENGAGE EXPRESSLY DISCLAIMS ALL WARRANTIES OF ANY KIND RELATING TO ANY THIRD PARTY PRODUCT, SERVICE OR COMPONENT PROVIDED THROUGH OR AS PART OF THE SERVICES. THERE ARE NO INTENDED THIRD PARTY BENEFICIARIES OF ENGAGE'S DUTIES OR OBLIGATIONS UNDER THE AGREEMENT, AND NO THIRD PARTY SHALL BE PERMITTED TO ASSERT ANY CLAIM AGAINST ENGAGE RELATING TO THE AGREEMENT AS AN INTENDED THIRD PARTY BENEFICIARY.

9. **Limited Liability.** EXCEPT WITH RESPECT TO LIABILITIES ARISING OUT OF EITHER PARTY'S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS HEREIN, NEITHER PARTY IS LIABLE TO THE OTHER PARTY HEREUNDER FOR ANY PUNITIVE, INCIDENTAL, INDIRECT, SPECIAL, RELIANCE OR CONSEQUENTIAL DAMAGES, INCLUDING LOST BUSINESS, REVENUE, OR ANTICIPATED PROFITS, WHETHER BASED ON BREACH OF

CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, AND WHETHER OR NOT THE PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGES. EXCEPT WITH RESPECT TO LIABILITIES ARISING OUT OF A PARTY'S CONFIDENTIALITY OBLIGATIONS OR INDEMNIFICATION OBLIGATIONS HEREIN, IN NO EVENT WILL EACH PARTY'S LIABILITY AND DAMAGES UNDER THIS AGREEMENT EXCEED THE SUM OF THE TOTAL AMOUNTS PAID OR PAYABLE TO ENGAGE UNDER THIS AGREEMENT BY BUYER DURING THE 6 MONTHS IMMEDIATELY PRECEDING THE DATE THE CLAIM FIRST AROSE. THE PARTIES AGREE THAT THE EXISTENCE OF MORE THAN ONE CLAIM SHALL NOT INCREASE THE FOREGOING LIMIT.

## 10. Indemnification.

**10.1.** Each party ("Indemnitor") agrees to defend, indemnify, and hold harmless the other party (and their respective officers, directors, employees, shareholders, affiliates, representatives and agents) (collectively, "Indemnitee") from and against any and all claims, liabilities, losses, damages, injuries or expenses (including, without limitation, reasonable attorneys' fees, costs and expenses) directly or indirectly arising from any third party claim relating to (a) Indemnitor's violation of any applicable law or regulation; (b) Indemnitor's gross negligence or willful misconduct; (c) Indemnitor's breach of the Agreement, or (d) infringement or violation of a third party's intellectual property, privacy or other rights by Indemnitor's products, services or conduct.

**10.2.** The Indemnitee must: (i) give the Indemnitor prompt written notice of the claim (in the event of delay in providing such notice, the Indemnitor shall be relieved of its obligations to the extent the delay prejudices its ability to effectively defend or settle the claim); (ii) cede full control over the defense and settlement of the claim to the Indemnitor (although the Indemnitor shall provide reasonable cooperation in the event the Indemnitee chooses to involve independent counsel at its own expense; (iii) provide such reasonable assistance and cooperation in connection with the defense and settlement of the claim as the Indemnitor may reasonably request, at the Indemnitor's reasonable expense; and (iv) comply with any settlement or court order made in connection with the claim (provided that the Indemnitee shall not be unreasonably required to consent to any settlement that adversely affects its interests).

## 11. Confidentiality.

**11.1.** In the course of our dealings under this Agreement, the parties may exchange "Confidential Information," defined as any trade secrets, or non-public or proprietary information or materials, including but not limited to financial status, sales and business plans and strategies, patent applications, or other intellectual property provided by the disclosing party ("Discloser"), that is designated in writing as confidential, or that ought to be considered confidential by the receiving party ("Recipient") based on the nature of the information or materials and the circumstances of disclosure. For three (3) years from the date of disclosure of the relevant Confidential Information: (a) the Recipient will not use the Discloser's Confidential information other than in furtherance of the business relationship in accordance with these terms; and (b) the Recipient will not disclose the Discloser's Confidential Information except to the Recipient's employees, contractors, directors, shareholders and legal and financial advisers who have a reasonable "need to know" and are bound by reasonable confidentiality obligations comparable to those herein; provided, however, that Recipient's confidentiality obligations regarding trade secrets shall be perpetual. The Recipient will take the same precautions to safeguard the Discloser's Confidential Information as for its own Confidential Information, but not less than reasonable measures. Each party retains exclusive ownership of its own Confidential Information.

**11.2.** The confidentiality restrictions of this Section 11 shall not apply to information that: (i) was independently developed without any use of the Confidential Information of the Discloser

as established by written evidence; (ii) was in the public domain at the time it was disclosed or enters the public domain through no act or omission of the Recipient; (iii) was rightfully known to the Recipient, without restrictions on disclosure, prior to the time of disclosure; or (iv) is disclosed pursuant to applicable law or the order or requirement of a court, administrative agency or other governmental body (provided Recipient uses reasonable diligence to limit disclosure, and to obtain confidential treatment for the relevant Confidential Information or an appropriate protective order, and has provided Discloser reasonable notice to enable Discloser to participate in the legal proceedings).

**12. Data.** "Performance Data" is data regarding a campaign gathered during delivery of the Advertisement pursuant to this Agreement, which shall exclude Site Data. "Site Data" is any data that is (a) preexisting Seller data used by Engage, Buyer or Seller pursuant to this Agreement; (b) gathered pursuant to this Agreement during delivery of an Ad that identifies or allows identification of Seller, Seller's Inventory, brand, content, context, or users as such; or (c) entered by users on any Seller Inventory, other than that data that is personally identifiable information collected from individual users by Seller during delivery of an Ad, subject to the user being informed that collection of their information is solely on behalf of Buyer ("User Volunteered Data").

Unless otherwise agreed to, Seller will not: (a) use or disclose, Performance Data, or a user's recorded view or click of an Ad, each of the foregoing on a non-aggregated basis, for retargeting a user or appending data to a non-public profile regarding a user for purposes other than performance of the Agreement ("Repurposing") or any purpose other than performing under the Agreement, compensating data providers in a way that precludes identification of the Buyer, or internal reporting or internal analysis; or (b) use or disclose any User Volunteered Data in any manner other than in performing under the Agreement. Unless otherwise authorized by Seller, Engage will not: (i) use Site Data for Repurposing.

**13. Miscellaneous**

**13.1. Force Majeure.** No party shall be liable for, or considered in breach of or default under this Agreement on account of, any delay or failure to perform as required (except with respect to payment obligations) as a result of any causes or conditions which are beyond such party's reasonable control and which such party is unable to overcome by the exercise of reasonable diligence; provided that the non-performing party gives prompt notice under the circumstance.

**13.2. Assignment.** This Agreement may not be assigned without the express prior written consent of the non-assigning party. Notwithstanding the foregoing, the assigning party shall not be required to obtain consent for assignment or transfer made by: (a) operation of law, or (b) to an entity that acquires substantially all of the party's stock, assets or business.

**13.3. Entire Agreement, Modification, Waiver.** This Agreement and all addenda and terms and conditions incorporated by reference herein are intended to be the parties' complete, integrated expression of the terms of their agreement and any prior agreements or understandings with respect to such subject matters are superseded hereby and fully merged herein, and may only be modified in writing by authorized representatives of the parties. Failure of a party to require strict performance of any provision shall not affect that party's right to require strict performance thereafter. Waiver by either party of a breach of any provision shall not waive either the provision itself or any subsequent breach.

**13.4. Survival & Severability.** Any obligations which expressly or by their nature are to continue after termination, cancellation, or expiration of this Agreement shall survive and remain in effect after such happening. The parties hereto acknowledge that the provisions of this Agreement were negotiated to reflect an informed, voluntary allocation of all the risks (both known and unknown) associated with the transactions contemplated hereunder. In the

event that any provision of this Agreement conflicts with the law under which the Agreement is to be construed or if any such provision is held invalid or unenforceable by a court with jurisdiction over the parties to the Agreement, (i) such provision will be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law; and (ii) the remaining terms, provisions, covenants, and restrictions of the Agreement will remain in full force and effect.

**13.5. Counterparts**. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one and the same instrument. For purposes hereof, a scanned or facsimile copy of this Agreement shall be deemed to be an original.

«OPPORTUNITY_IO_NOTES»

**Buyer and/or Seller («ACCOUNT_NAME»)**
Thirdpresence Ltd

By: Valtteri Pukander
Printed:
Title: CEO
Date: May 29, 2018

Company: «ACCOUNT_NAME»
Address: «ACCOUNT_FULLBILLINGADDRESS» Tammasaarenkatu 1, 00180 Helsinki, Finland

**Signature:** *Valtteri Pukander*
Valtteri Pukander (May 29, 2018)

**Email:** samantha.hoffnagle@thirdpresence.com

**engage:BDR, LLC ("Engage")**

By: Barbi Jurman
Printed: Director of Sales
Title: May 29, 2018
Date:

**Signature:** *Barbi Jurman*
Barbi Jurman (May 29, 2018)

**Email:** barbi@engagebdr.com

May 29, 2018

**Buyer and/or Seller Contact**

«CONTACT_FULLNAME»
«CONTACT_TITLE»
Tel: «CONTACT_PHONE»
Fax: «CONTACT_FAX»
Email: «CONTACT_EMAIL»

**Engage Contact**

«OPPORTUNITYOWNER_FULLNAME»
Tel: «OPPORTUNITYOWNER_PHONE»
Fax: «OPPORTUNITYOWNER_FAX»
Email: «OPPORTUNITYOWNER_EMAIL»